Exhibit 10.83

SECOND AMENDMENT TO THE

DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Second Amendment to the Director Deferred Compensation Agreement (the “Amendment”) is made effective as of January 1, 2009, and is entered into by and between Central Valley Community Bank (the “Bank”) and                                  (the “Director”), each a “Party” and together the “Parties,” on the date identified on the signature page below.

RECITALS

A.                                   The Parties entered into that certain Second Amended and Restated Director Deferred Compensation Agreement dated February 13, 2003, which was amended by that certain First Amendment dated June 16, 2003 (as amended, the “Agreement”).

B.                                     The Parties wish to amend the Agreement, as provided herein, to make certain clarifications consistent with the Agreement and with Internal Revenue Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time (collectively referred to as “Section 409A”).

AMENDMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       Change of Control.  Section 1.1 entitled “Change of Control” is deleted in its entirety and replaced with the following:

“Change of Control” means that any of the following events occur:

(a)                                  Merger/ Acquisition of Significant Share Ownership:  Any one person, or more than one person acting as a group, acquires ownership of Central Valley Community Bancorp that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Central Valley Community Bancorp.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Central Valley Community Bancorp, the acquisition of additional stock by the same person or persons will not be considered to cause a Change of Control.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Central Valley Community Bancorp acquires its stock in exchange for property will not be considered to cause a Change of Control; or

(b)                                 Change in Board Composition: During any 12-month period, a majority of the members of the Board of Directors of Central Valley Community Bancorp are replaced by directors whose appointment or election is not endorsed by at least two-thirds of the members of the Board of Directors of Central Valley Community Bancorp before the date of the appointment or election.

Notwithstanding anything to the contrary, the term “ Change of Control” shall be interpreted in accordance with Section 409A.

2.                                       Termination of Employment. The following provision is hereby added to Section 1.5 of the Agreement, entitled “Termination of Service”:

A “Termination of Service” shall only have occurred if the termination of the Director’s membership on the Board of Directors constitutes a good-faith and complete termination of the Director’s board membership, as described in Treasury Regulations §1.409A-1(h)(2)(i).

3.                                       Disability. The following provision is hereby added to Section 1.6 of the Agreement, entitled “Disability”:

A Director shall only be considered to have a “Disability” if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  Notwithstanding anything to the contrary, the terms “Disability” or “Disabled” shall be interpreted in accordance with Section 409A.

4.                                       Elections. The following provision is hereby added to Section 2.2.1 of the Agreement, entitled “Generally”:

Notwithstanding anything to the contrary, in no event shall such written approval be provided by the Board of Directors of the Bank unless explicitly permitted by applicable law, including but not limited to, Section 409A.

5.                                       Hardships.  Section 2.2.2 entitled “Hardship” is deleted in its entirety.  Section 4.5 entitled “Hardship Distribution” is deleted in its entirety and is hereby replaced with the following:

Upon the Bank’s determination (following petition by the Director) that the Director has suffered an Unforeseeable Emergency (defined below), the Bank may, in its sole discretion, make distributions from the Director’s Deferral Account.  Any distribution made pursuant to this provision must be made in accordance with Section 409A, and must not exceed the amount reasonably necessary (including anticipated taxes on the distribution) to meet the emergency financial need and not reasonably available from other resources of the Director (including reimbursement or compensation by insurance, liquidation of the Director’s assets to the extent such liquidation itself would not cause severe financial hardship, or by cessation of deferrals under this Agreement).  In making this determination, the Bank will take into account any such additional compensation that is available to the Director.  Any distribution under this provision shall be paid to the Director in a single lump sum as soon as administratively practicable following receipt of the appropriate forms and information required by and acceptable to the Bank.  Notwithstanding anything to the contrary, in the event a Director receives a distribution from the Agreement on account of an Unforeseeable Emergency, future deferrals under the Agreement will be cancelled for the remainder of the calendar year.  An “Unforeseeable Emergency” shall mean a severe financial hardship to the Director due to (a) uninsured medical expenses resulting from an illness or accident of the Director, the Director’s spouse, or a dependent of the Director (as defined in Code section 152(a) without regard to Code sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Director; (b) an uninsured casualty loss pertaining to property owned by the Director; or, (c) other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising as a result of an event beyond the control of the Director, provided however that any such event qualifies as an “unforeseeable emergency” within the meaning of Section 409A.

6.                                       Termination For Cause.  Section 7.5 entitled “Termination For Cause” is deleted in its entirety and is hereby replaced with the following:

Notwithstanding any provision of the Agreement to the contrary, the Company shall not pay any benefit under the Agreement that is in excess of the Director’s Deferrals (i.e., the interest earned on the Deferred Account) if the Director’s Termination of Services results from Termination for Cause.  The Director’s Deferrals shall be paid to the Director in the manner otherwise provided in the Agreement.  No interest shall be credited on the Deferrals during any applicable installment period.

7.                                       Amendments and Termination. The following provision is hereby added to Article 9 of the Agreement, entitled “Amendments and Termination”:

Notwithstanding the foregoing, the Bank’s discretionary termination of this Agreement shall not result in the acceleration of the time and form of payment to Director, except where the right to payment arises in connection with the Bank’s discretionary termination of the Agreement under one of the circumstances identified in Treasury Regulations §1.409A-3(j)(4)(ix).

8.                                       Specified Employee Requirements.  The following provisions are hereby added as Section 7.6 of the agreement:

Specified Employee Requirements

a.                                       Six-Month Delay.  In the event that Director is also a Specified Employee (defined below) as of the date of Termination of Service, payments under the Agreement upon Termination of Service may not be made before the date that is six months after Termination of Service (or, if earlier than the end of the six-month period, the date of death of the Director).  Payments to which the Director would otherwise be entitled during the first six months following Termination of Service, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Service.

b.                                      Specified Employee.  Director shall be deemed to be a “Specified Employee” if, as of the date of Director’s Termination of Service, Director is a Key Employee (defined below) of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.

c.                                       Key Employee.  If Director meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Director shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1.  Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Section 409A.

9.                                       Scope of Amendment.  This Amendment shall not apply to amounts that were deferred and vested under the Agreement prior to December 31, 2004, and such amounts shall be treated as being grandfathered for purposes of Section 409A.

10.                                 No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Executed and adopted on September 16, 2009, to be effective on January 1, 2009.

BANK:	EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK

By:
Name: Daniel Doyle
Title: President and Chief Executive Officer